                                                                       EXHIBIT 1

                                     [LOGO]







                            AETERNA LABORATORIES INC.









                             ANNUAL INFORMATION FORM
                                      2003









                                  MAY 14, 2004

                            AETERNA LABORATORIES INC.

                                TABLE OF CONTENTS

ITEM 1.    COVER PAGE

ITEM 2.    CORPORATE STRUCTURE....................................................................................2
           2.1    NAME AND INCORPORATION..........................................................................2
           2.2    INTERCORPORATE RELATIONSHIPS....................................................................2

ITEM 3.    GENERAL DEVELOPMENT OF THE BUSINESS....................................................................4
           3.1    HISTORY.........................................................................................4
           3.2    SIGNIFICANT ACQUISITIONS AND SIGNIFICANT DISPOSITIONS...........................................4
           3.3    TRENDS..........................................................................................5

ITEM 4.    NARRATIVE DESCRIPTION OF THE BUSINESS..................................................................5
           4.1    BIOPHARMACEUTICAL ACTIVITIES....................................................................5
                         4.1.1   ONCOLOGY PIPELINE................................................................8
                         4.1.2   ENDOCRINOLOGY PIPELINE..........................................................11
                         4.1.3   ANTI-INFECTIVE..................................................................16
                         4.1.4   PRECLINICAL PRODUCTS............................................................18
                         4.1.5   DRUG DISCOVERY..................................................................20
           4.2    STRATEGIC ALLIANCES............................................................................21
           4.3    ATRIUM BIOTECHNOLOGIES INC.....................................................................23
                         4.3.1   BACKGROUND AND GENERAL DEVELOPMENT OF THE BUSINESS..............................23
                         4.3.2   NUTRITIONAL SUPPLEMENTS.........................................................23
                         4.3.3   COSMETICS.......................................................................24
                         4.3.4   DISTRIBUTION....................................................................25
           4.4    INTELLECTUAL PROPERTY..........................................................................25
           4.5    RESEARCH AND DEVELOPMENT - FUNDING.............................................................26
           4.6    HUMAN RESOURCES................................................................................27
           4.7    ENVIRONMENT....................................................................................27
           4.8    SALES ACTIVITIES...............................................................................27

ITEM 5.    SELECTED CONSOLIDATED FINANCIAL INFORMATION...........................................................28
           5.1    ANNUAL INFORMATION.............................................................................28
           5.2    DIVIDENDS......................................................................................29

ITEM 6.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................29
           6.1    FORM 44-101F2 DISCLOSURE.......................................................................29

ITEM 7.    MARKET FOR SECURITIES.................................................................................29
           7.1    MARKET FOR SECURITIES..........................................................................29

ITEM 8.    NAME, ADDRESS, OCCUPATION AND SECURITY HOLDING........................................................30
           8.1    DIRECTORS......................................................................................30
           8.2    EXECUTIVE OFFICERS.............................................................................31

ITEM 9.    ADDITIONAL INFORMATION................................................................................32

Unless otherwise indicated, all amounts in this Annual Information Form refer to Canadian dollars.

ITEM 2.  CORPORATE STRUCTURE

2.1      NAME AND INCORPORATION

         AEterna Laboratories Inc. ("AEterna" or the "Company") was incorporated on September 12, 1990, pursuant to the CANADA BUSINESS CORPORATIONS ACT under the corporate name of 171162 Canada Inc., which name was changed under Articles of Amendment dated September 26, 1991 to "Les Laboratoires AEterna inc." On December 4, 1995, the capital stock was changed to become what it is today, namely an unlimited number of Subordinate Voting Shares and an unlimited number of Multiple Voting Shares. By virtue of a Certificate of Amendment dated June 27, 1997, the Company adopted the English version of its name, "AEterna Laboratories Inc." The articles of AEterna have also been amended to, among other things, effect a 3-for-2 split and a 2-for-1 split of the Subordinate Voting Shares and Multiple Voting Shares of the Company on December 4, 1995 and August 8, 1996, respectively.

2.2      INTERCORPORATE RELATIONSHIPS

         Until December 31, 1999, AEterna carried on its activities under two separate divisions, the Biopharmaceutical Division and the Cosmetics and Nutrition Division and had no subsidiaries. Effective on January 1, 2000, AEterna transferred its Cosmetics and Nutrition Division, including all assets and trademarks relating thereto as well as the exclusive right to use AEterna's patents in the cosmetics and nutritional areas, to a newly created subsidiary incorporated under the CANADA BUSINESS CORPORATIONS ACT, Atrium Biotechnologies Inc. ("Atrium"), in exchange for an equity interest. SGF Soquia Inc. ("SGF Soquia"), a subsidiary of Societe generale de financement du Quebec, Fonds de solidarite FTQ ("Fonds FTQ") and Fonds d'investissement bioalimentaire Limited Partnership ("Fonds Bio") (collectively referred to as the "Investors") initially invested an aggregate amount of $10 million in Atrium in exchange for 16.7%, 4.4% and 1.1%, respectively, of the issued and outstanding shares of Atrium. In September 2000, the Investors invested an additional amount of $10 million, bringing their total investment in Atrium to $20 million. At the time of this second investment, the capital structure of Atrium was modified to create two new classes of shares, subordinate voting shares carrying one vote per share ("Atrium Subordinate Voting Shares"), and multiple voting shares carrying two votes per share ("Atrium Multiple Voting Shares"). AEterna is the only shareholder holding Atrium Multiple Voting Shares and they will be automatically converted into Atrium Subordinate Voting Shares if AEterna sells its shares. The common shares held by AEterna have been exchanged for Atrium Multiple Voting Shares, allowing AEterna to maintain voting control with 76.4% of the voting rights and a 61.8% equity participation in Atrium. SGF Soquia, Fonds FTQ and Fonds Bio hold Atrium Subordinate Voting Shares, which confer to each of them 23.8%, 10.6%, and 0.9%, respectively, of the participation rights in Atrium.

         Pursuant to an agreement among the shareholders of Atrium dated as of January 21, 2000 as amended on September 19, 2000, May 17, 2001 and May 22, 2001 (the "Atrium Shareholders' Agreement"), each party has the right to proportional representation on Atrium's board of directors, with AEterna being entitled to designate at least four board members, and SGF Soquia, on the one hand, and Fonds FTQ and Fonds Bio, on the other hand, each being entitled to designate at least one board member, respectively. The board of directors of Atrium is comprised of seven members, four of whom are designated by AEterna, two by SGF Soquia and one jointly by Fonds FTQ and Fonds Bio. A mechanism for determining the representative character of each of the shareholders is provided to ensure that AEterna will always have the right to designate a majority of directors for as long as it holds more than 50% of the voting rights attached to Atrium's issued and outstanding shares. The Atrium Shareholders' Agreement also requires the written consent of each of SGF Soquia, Fonds FTQ and Fonds Bio to authorize certain corporate actions by Atrium, such as the declaration of dividends by Atrium, the making of a strategic acquisition or the transfer of Atrium's head office outside the Province of Quebec. In addition, the Atrium Shareholders' Agreement provides for pre-emptive rights to each shareholder, entitling it to maintain its proportionate equity interest in Atrium. This pre-emptive right does not apply, however, with respect to an issuance of shares of Atrium to a strategic partner to which two of the following-named shareholders consent:
Fonds FTQ and Fonds Bio acting jointly, SGF Soquia, and AEterna. Moreover, each shareholder has a right of first refusal allowing it to purchase from a selling shareholder a number of shares proportional to the number of shares it already holds divided by the total number of shares held by all shareholders. A piggy-back right is also provided, allowing each shareholder, in the event another shareholder is allowed to transfer its shares to a third party, to transfer its shares to that third party in totality, if the selling shareholder controls Atrium, or in the same proportion if the selling shareholder does not control

Atrium. If AEterna, who must at that moment hold a controlling interest in Atrium, accepts an offer concerning the purchase of at least 90% of Atrium's issued and outstanding shares, each of the other shareholders may be obligated to sell its shares to this purchasing third party. However, AEterna shall pay SGF Soquia, Fonds FTQ and Fonds Bio the difference between the acquisition price of these shares and the value thereof that would have provided a return to these Investors equal to an annual compounded interest rate of 25% on their investment. Each of the minority shareholders has the option to sell its shares to Atrium, AEterna or to the other Atrium shareholders at any time after January 21, 2005 at a predetermined price (the "Redemption Price"). Should a minority shareholder exercise its option, Atrium, AEterna and the other shareholders, successively, will have the right to purchase these shares failing which the selling minority shareholder will be entitled to require the sale of all its shares of Atrium to any third party and if such a sale occurs at a price lower than the Redemption Price, AEterna will have to pay to all the minority shareholders, through the issuance of Subordinate Voting Shares , an amount equal to the difference between the Redemption Price and the price paid by the third party plus a premium equal to 10% of the Redemption Price. The Atrium Shareholders' Agreement will become null and void if Atrium proceeds with an initial public offering or if its stock becomes publicly traded on any stock exchange.

         AEterna and Atrium are bound by services, lease, production and supply agreements pursuant to which, among other things, AEterna is committed to provide administrative services and produce some active ingredients for the production of Atrium's retail goods.

         The head office and principal administrative offices of AEterna and Atrium are located at 1405 boulevard du Parc-Technologique, Quebec City, Quebec, Canada G1P 4P5.

         There is no other material special agreement within the group of companies held directly or indirectly by AEterna. The following is the chart of AEterna and its subsidiaries as of May 14, 2004.



                                   [GRAPHIC]

ITEM 3.  GENERAL DEVELOPMENT OF THE BUSINESS

3.1      HISTORY

         AEterna was founded in 1991 by Dr. Eric Dupont. While completing his PhD in physiology-endocrinology, Dr. Dupont designed and commercialized products to be marketed by the Company in the field of cosmetics and nutritional supplements. While continuing to develop lines of products, the Company extended its research activities to antiangiogenic agents having potential applications in angiogenesis dependant diseases and, for this purpose, created the biopharmaceutical division in 1992.

         In December 1995, AEterna realized an Initial Public Offering and listed its Subordinate Voting Shares on the Montreal and Toronto Stock Exchange. In May 2000, AEterna listed its Subordinate Voting Shares on NASDAQ National Market. Several financings were realized to support the development of antiangiogenic agents and more particularly AE-941 (Neovastat(R)), which is now in a Phase III trial for the treatment of non-small cell lung cancer. This study is sponsored by the US National Cancer Institute.

         As part of a strategy seeking to improve its product pipeline and to diversify inherent risks associated to our sector, AEterna initiated an acquisition program in late 2001 and to that effect, raised additional capital in April 2002.

         On December 30, 2002, AEterna acquired 100% of Zentaris AG, a German biopharmaceutical company specialized in the development of drugs in oncology and endocrinology. This acquisition has brought to AEterna an extensive product portfolio, including two marketed products and several other product candidates under development in oncology, endocrinology and infectious diseases. Cetrotide(R) (cetrorelix) is sold in the U.S., Europe and several other countries to the IN VITRO fertilization market, and has successfully completed 6 Phase II clinical trials for endometriosis, uterus myoma and benign prostatic hyperplasia (BPH). Impavido(R) (miltefosine) is sold for black fever and has successfully completed a Phase III trial in parasitic skin disease. Perifosine, the first orally-active AKT inhibitor, is in Phase II trials for multiple cancers. Several other clinical programs are underway with various potential development candidates, supported by a worldwide network of scientific and marketing partnerships. In addition, AEterna now benefits from a discovery platform of 100,000 molecules, which is generating promising new compounds developed by an experienced pharmaceutical development team.

         In March 2003, AEterna's German subsidiary, AEterna GmbH, merged with Zentaris AG and the company resulting from this merger is called Zentaris GmbH ("Zentaris").

         AEterna also owns 62% of Atrium, which was created at the end of 1999 to develop and market active ingredients and specialty chemicals in the health and personal care industry for the cosmetics, pharmaceutical, chemical and nutritional sectors. Atrium also initiated an acquisition program and completed significant acquisitions including Unipex in France in July 2001, Interchemical S.A. and Chimiray S.A. in August 2003, Siricie S.A. in November 2003 and more recently, Pure Encapsulations, Inc. in March 2004. Atrium intends to pursue its acquisition and in-licensing program.

3.2      SIGNIFICANT ACQUISITIONS AND SIGNIFICANT DISPOSITIONS

         In addition to the acquisition closed in December 2002 of Zentaris AG, on August 5, 2003, Unipex, a French subsidiary of Atrium, acquired 100% of the issued and outstanding common shares of Interchemical S.A. and Chimiray S.A. for a total consideration of $18,689,300, of which an amount of $14,184,390 was paid cash, net of cash and cash equivalents acquired of $3,583,081, and $921,829 as a balance of purchase price, non-interest bearing, payable on January 15, 2004. These companies are specializing in the distribution of fine chemicals and active ingredients. The results of operations have been included in the statement of operations since August 5, 2003, being the date of acquisition. Concerning the acquisition of these companies, an independent valuation report was issued on October 1, 2003 confirming that no specific identifiable intangible assets has any material value which could be separated from goodwill.

         On November 18, 2003, Atrium acquired 100% of the issued and outstanding common shares of Siricie S.A. for a total consideration of $2,039,721 of which an amount of $1,810,849 was paid cash, net of cash and cash equivalents acquired of $73,867, and $155,005 as a balance of purchase price, non-interest bearing, payable at the latest in October 2004. This company is specializing in the development of active ingredients drawn from marine life for the cosmetics industry. The results of operations have been included in the statement of operations since November 18, 2003, being the date of acquisition. The purchase price allocation shown is preliminary and is based on the Company's estimates of fair value. The final allocation is expected to be completed within the first six months of 2004 and may result in a portion of the purchase price being allocated from goodwill to identifiable intangible assets.

         On March 3, 2004, Atrium acquired all the operating assets of Pure Encapsulations, Inc. (Pure) for a total consideration of approximately US$37.1 million (CAN$50 million) of which an amount of US$35 million was paid cash and US$2.1 million as a balance of purchase price. Founded in 1991, Pure is a privately-held company based in the Boston suburb of Sudbury, Massachusetts. Its activities are focused mainly on the development, manufacturing and marketing of nutritional supplements. Its more than 270 unique and innovative products are available through a network of more than 36,000 physicians and other healthcare professionals. Atrium financed the acquisition through a credit facility of $27 million provided by Royal Bank of Canada, a subordinated loan of $13.4 million by Fonds FTQ, and a subordinated loan of $6.7 million by AEterna. The balance was paid through available cash. This acquisition was accounted for using the purchase method and the results of operations have been included in the statement of operations since the date of acquisition, being March 3, 2004. The final allocation is expected to be completed within the six months following the acquisition and may result in a portion of the purchase price being allocated from goodwill to identifiable intangible assets. The company did not complete any significant disposition during the same period.

3.3      TRENDS

         For an outline of trends, commitments or uncertainties associated with the Company's operations, reference is made to Management's discussion and analysis of the financial condition and results of operations of the Company for the year ended December 31, 2003 filed with the Canadian Securities regulatory authorities on March 18, 2004, which is incorporated herein by reference.

ITEM 4.  NARRATIVE DESCRIPTION OF THE BUSINESS

4.1      BIOPHARMACEUTICAL ACTIVITIES

         AEterna's research and development activities in the biopharmaceutical sector started in 1992 to develop antiangiogenic agents including AE-941. By 2002, the Company had focused its efforts on the development of treatments for oncology and it initiated an acquisition program to offer additional value-creation prospects while diversifying the risk inherent to the product development process.

         In December 2002, the Company completed the acquisition of Zentaris AG from Degussa AG. Zentaris is an integrated biopharmaceutical company with a core strategic area of competence, in the development of pharmaceutical products. With this acquisition, AEterna sees itself on its way to achieving a leading position in research, development and manufacture of innovative therapeutics, especially in the fields of oncology and endocrinology.

         These activities are supported by an international network of scientific collaborators as well as the in-house drug discovery unit which is mainly responsible for the research and development of novel active substances. This enables the Company to present the entire value-added chain from identification and provision of development candidates via research and development of active substances up to the development of marketable products, and to generate short-term, medium-term and long-term income on the basis of its own active substances.

         Being an integrated biopharmaceutical company, AEterna combines all areas which are necessary in the long term to develop innovative forms of therapy, and thus it possesses the expert knowledge required to develop a drug up to market maturity. This research competence at all development phases enables the Company to decide, on the basis of cost/benefit analyses, whether an active substance should be developed up to market maturity or whether it should be licensed out for selected territories or indications to a third party at an earlier stage.

         The Company has now a deeply layered portfolio of active substances and product candidates in different phases of development and endeavors to further expand and develop this portfolio.

                     AETERNA LABORATORIES' PRODUCT PIPELINE

---------------------------------------------------------------------------------------------------------------------------
ONCOLOGY
---------------------------------------------------------------------------------------------------------------------------
  PRODUCTS           CLASS          INDICATIONS        STATUS         PARTNERS               COVERED TERRITORIES
---------------------------------------------------------------------------------------------------------------------------
Perifosine        AKT inhibitor     Multiple         Phase II     Keryx                    North America
                                    cancers                       Biopharmaceuticals,
                                                                  US NCI,
                                                     Phase I      Netherlands NCI

---------------------------------------------------------------------------------------------------------------------------
D-63153           LHRH              Prostate cancer  Phase II     Baxter Oncology          Worldwide
                  antagonist

---------------------------------------------------------------------------------------------------------------------------
Teverelix         LHRH              Prostate cancer  Phase I      Ardana Bioscience        Worldwide
                  Antagonist

---------------------------------------------------------------------------------------------------------------------------
RC-3095           Bombesin          Multiple cancers Phase I/II
                  Antagonist
---------------------------------------------------------------------------------------------------------------------------
Lobaplatin        Platinum          SCLC, breast,    Approved in  Hainan Chang  An         China
                  Derivative        CML              China        Pharmaceutical Ltd.

---------------------------------------------------------------------------------------------------------------------------
Neovastat         Multifunctional   Non-small cell   Phase III    Grupo Ferrer             Southern Europe, France,
                  angiogenesis      lung cancer                   Internacional            Belgium, South and Central
                  inhibitor                                                                America

                                                                  Mayne Pharma             Australia, New Zealand, Canada
                                                                                           and Mexico

                                                                  LG Life Sciences Ltd.    Korea
---------------------------------------------------------------------------------------------------------------------------
AN-152            Cytotoxic-        Solid tumors     Preclinical
AN-238            Conjugates
AN-215
---------------------------------------------------------------------------------------------------------------------------
ZEN-012           Tubulin inhibitor Solid tumors     Preclinical
---------------------------------------------------------------------------------------------------------------------------
ZEN-014           Tubulin inhibitor Solid tumors     Preclinical
---------------------------------------------------------------------------------------------------------------------------
Disorazol E1      Cytotoxic         Solid tumors     Preclinical
---------------------------------------------------------------------------------------------------------------------------
LHRH              Peptidomimetics   Solid tumors     Preclinical
---------------------------------------------------------------------------------------------------------------------------
ENDOCRINE THERAPY
---------------------------------------------------------------------------------------------------------------------------
  PRODUCTS           CLASS          INDICATIONS        STATUS         PARTNERS               COVERED TERRITORIES
---------------------------------------------------------------------------------------------------------------------------
Cetrotide(R)      LHRH              IN VITRO         Marketed     Serono                   Worldwide (excl. Japan)
(cetrorelix)      antagonist        fertilization
                                    (IVF)

                                                     Approval     Shionogi /               Japan
                                                     expected     Nippon Kayaku
                                                     in 2004
---------------------------------------------------------------------------------------------------------------------------
Cetrorelix        LHRH              Endometriosis    Phase II     For all 3 indications:
                  antagonist        Uterine myoma
                                    Benign                        Solvay                   Worldwide (excl. Japan)
                                    prostatic
                                    hyperplasia                   Shionogi /               Japan
                                    (BPH)                         Nippon Kayaku
---------------------------------------------------------------------------------------------------------------------------
EP-1572           Growth hormone    TBD              Phase I      Ardana Biosciences       Worldwide
                  secretagogue
                  (GHS)
---------------------------------------------------------------------------------------------------------------------------
LHRH-             LHRH-             TBD              Preclinical  Solvay                   Worldwide (gynecology and BPH)
peptidomimetics   antagonist (oral)
---------------------------------------------------------------------------------------------------------------------------
Ghrelin           Ghrelin           Obesity          Preclinical
antagonists       antagonists
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
ANTI-INFECTIVES
---------------------------------------------------------------------------------------------------------------------------
  PRODUCTS           CLASS          INDICATIONS        STATUS         PARTNERS               COVERED TERRITORIES

---------------------------------------------------------------------------------------------------------------------------
                                    Visceral         Market       WHO,                     India & Bangladesh
Impavido(R)       Signal            leishmaniasis                 Roche,                   Brazil
(miltefosine)     transduction      (black fever)                 German Remedies,         India & Bangladesh
                  inhibitor                                       action medeor            NGOs
---------------------------------------------------------------------------------------------------------------------------
                                    Cutaneous        Phase III    Roche,                   Brazil
                                    leishmaniasis                 Nimrall,                 Pakistan & Afghanistan
                                    (parasitic skin               action medeor,           NGOs
                                    disease)                      Marquez & Marquez        Colombia
---------------------------------------------------------------------------------------------------------------------------

DRUG DISCOVERY COMPOUND LIBRARY (MORE THAN 100,000 COMPOUNDS)

4.1.1    ONCOLOGY PIPELINE

         PERIFOSINE

         Perifosine is an alkylphosphocholine compound with structural similarity to phospholipids that are main constituents of cellular membranes and is, to our knowledge, the first AKT inhibitor in clinical trials. In tumor cells, perifosine demonstrated interactions with vital signal transduction mechanisms and demonstrated induction of programmed cell death (apoptosis). Perifosine exerts a marked cytotoxic effect on animal and human tumor cell lines. The most sensitive cancer cell lines were larynx carcinoma, breast, small cell lung, prostate and colon. Based on the IN VITRO trials, the mode of action of perifosine appears to be fundamentally different from that of currently available cytotoxics.

         Pharmacodynamic data has shown that perifosine possesses considerable antitumor activity, including tumor models which are resistant to currently available agents for cancer therapy. This activity is based on a direct and relatively specific action on tumors. A clear dose-relationship was also shown.

         In preclinical and clinical Phase I trials (solid tumors), this oral chemotherapy agent has been found to have good tolerance. Unlike its predecessor miltefosine, perifosine has shown fewer side effects, in particular in the gastro-intestinal tract. Following a Phase I trial, the maximum tolerated dose was established at 200 mg/day.

               PROPOSED MODEL OF ANTI-TUMOR ACTIVITY OF PERIFOSINE

                                    * cell membrane of
                                      proliferating cells is primary
                                      site of perifosine action
                                      (DISTURBANCE OF NORMAL
                                      PL TURNOVER AND BIOSYNTHESIS)

                                    * signal transduction pathways
    [DIAGRAM]                         originating from the cell
                                      membrane are blocked

                                    * thereby selective cytotoxic
                                      effects are induced in tumor
                                      cells

                                    * activation of p21 is linked to
                                      PH-recruited Akt inhibition
                                      (P53 INDEPENDENT MECHANISM)


         The ongoing clinical development of perifosine in North America includes nine Phase II trials in six cancer types that are being conducted through collaboration with Keryx Biopharmaceuticals Inc. ("Keryx") and the United States National Cancer Institute (NCI). To date, five Phase I trials have been conducted on perifosine, including the trial to be highlighted at the June 2004 ASCO meeting. In the four preceding trials, use of perifosine as a single agent in a total of 94 patients provided initial, encouraging evidence of anti-tumor activity. Namely, investigators observed two partial responses (>50% reduction) in patients with sarcoma and sixteen stable disease in patients with breast, prostate, pancreatic and other forms of cancer.

         A Cooperative Research and Development Agreement (CRADA) was put in place with the NIH/NCI in May 2000. A cooperation and license agreement was signed in September 2002 with the US company Access Oncology, Inc. (AOI) for the use of perifosine as an anticancer agent covering the US, Canada and Mexico. In January 2004, AOI was acquired by Keryx, which will pursue the clinical development of perifosine under the same conditions than AOI. Therefore, the Company is the full owner of the rest of the world's rights. The agreement, in particular, provides the Company access to all data from Keryx and its partners, free of charge, and scale up royalties are to be paid to the Company on future sales of Keryx in North America.

         D-63153

         D-63153 is a highly modified Luteinizing Hormone Releasing Hormone
(LHRH) antagonist which is a linear decapeptide sequence and is presented as a novel depot formulation aiming at an extended suppression of testosterone levels. D-63153 is an antagonist which is the result of ongoing research activities for the identification and characterization of additional compounds within cetrorelix's class with the aim of identifying an active substance with physico-chemical properties that are better suited for development as a longer-acting formulation in tumor therapy.

         Single doses of 10 / 30 / 60 mg D-63153 depot were applied i.m. to male volunteers (n=6 per group). D-63153 was well tolerated and produced a dose-dependent suppression of testosterone. An immediate decrease in testosterone plasma levels could be observed in all dose groups reaching levels below 1 ng/ml within the first 12 hours after application. Duration of suppression was relatively short for the 10 mg dose (mean: 72 h). 30 mg D-63153 depot inhibited testosterone production for 432 h (18 days). The highest dose (60 mg) caused a testosterone suppression for one month.

         An early stage Phase II clinical trial in prostate cancer is on-going. This drug candidate has been licensed for all oncology indications to Baxter Oncology and the clinical development is mainly conducted by Baxter. In December 2002, Baxter exercised its option to obtain rights in all indications.

         RC-3095

         RC-3095 is an antagonist to a growth factor, Bombesin, present in various tumors, namely, in particular small-cell lung cancer, but also in pancreatic carcinoma, breast cancer and tumors of the gastrointestinal tract. It appears to play a significant part in the regulation of epidermal growth factor
(EGF) and gastrin receptor expression. The blockade of the bombesin receptor may therefore be an effective way to control the growth of certain tumors.

         RC-3095 is a hormone-like peptide that is being developed for multiple types of cancers. As a gastrin-releasing peptide inhibitor, the compound has proven angiogenesis inhibition IN VIVO and down regulation of HER-2 receptor. RC-3095 was tested in several cancer cell lines such as small cell lung, pancreas, colorectal, breast and prostate.

         In a Phase I trial in patients with various solid tumors the subcutaneous injection of RC-3095 up to the highest dose level tested was tolerated without clinically relevant side effects; systemic tolerability of RC-3095 was very good. Although tumor response was not a primary endpoint in Phase I, patients with different tumor types showed clinical response. Based on these Phase I data, additional studies will explore the activity of RC-3095 as a monotherapy in small-cell lung cancer and prostate.

         LOBAPLATIN

         Lobaplatin is a platinum derivative that showed in preclinical studies lower toxicity compared with cisplatinum, specifically renal toxicity, and incomplete cross resistance with other platinum derivatives suggesting potential therapeutic use even in tumor indications not routinely treated with platinum derivatives.

         Clinically, lobaplatin was well tolerable at recommended dosages. Treatment was not associated with typical side effects often seen with cisplatinum, like nephrotoxocity (impairment of kidney function), otoxicity (loss of hearing capacity), neurotoxicity (effects on sensory function). In addition, vomiting was less severe than published both for cisplatinum and carboplatinum. Characteristic toxicity of lobaplatin is a short lasting, spontaneously reversible drop in thrombocyte count (blood platelets).

         In a Phase II study, conducted in China and including 284 patients with a broad range of solid and non-solid tumors, safety and particularly good therapeutic efficacy was demonstrated in patients with breast cancer, SCLC (small cell lung cancer), and CML (chronic myelogenous leukemia). Primary endpoint in solid tumor patients was the remission rate according to WHO criteria, while response in CML was assessed according to the disease-specific criteria of Talpaz.

The favorable results of this study comprised the basis for approval of the product in China including all three indications: breast cancer, SCLC, and CML.

         In China, lobaplatin was approved by Health Authorities for the treatment of inoperable, advanced breast cancer, small cell lung carcinoma, and chronic myeloid leukemia (a cancer of the hematopoietic system). The Company signed a contract with Hainan Chang An Pharmaceuticals Ltd. in China for the marketing and manufacturing rights for lobaplatin. The technology transfer agreement provided for a first payment to the Company upon signing and a later manufacturing-related payment. In addition, the contract specifies that Hainan Chang An Pharmaceuticals Ltd. will manufacture and deliver lobaplatin to the Company or its partners for possible marketing in all other countries worldwide.

         AE-941 (NEOVASTAT(R))

         AE-941 (Neovastat(R)) is an oral antiangiogenic product with multiple mechanisms of action. Studies have presented evidence supporting the antiangiogenic activity at different stages of the angiogenesis process, such as selectively inhibiting matrix metalloproteinases (MMPs 2, 9 and 12), blocking the action of VEGF to its receptor, inducing apoptosis (cellular death) of the endothelial cells, and inducing the production of tissue type Plasminogen activator (TPa) by endothelial cell located within the tumor area.

         PHASE III CLINICAL TRIAL IN LUNG CANCER SPONSORED BY THE U.S. NCI

         In September 1998, AE-941 (Neovastat(R)) was selected by the NCI as a drug candidate to assess the potential of a blocker of angiogenesis in the treatment of lung cancer. The agreement with the NCI includes the realization of a double-blind, randomized, placebo-controlled Phase III trial in which AE-941 (Neovastat(R)) will be administered in combination to chemotherapy and radiotherapy for the treatment of non-small cell lung cancer. This study will be partially financed by the National Institutes of Health of the United States. According to the terms of this agreement, AEterna's responsibility consists in supplying AE-941 (Neovastat(R)) for the entire duration of the study, while the data will be provided by the NCI to AEterna for a registration dossier. In November 2003, the Company extended for 24 months its agreement with the NCI to pursue the lung cancer trial.

         This Phase III trial is being conducted in hospitals and research centers of the United States and Canada, under the supervision of the MD Anderson Collaborative Community Oncology Program. 760 patients (approximately 310 were recruited as of May 2004) with newly diagnosed non metastatic non-small cell lung cancer need to be enrolled in this trial. They will be randomly assigned to one of the two arms and they will all receive chemotherapy and radiotherapy treatments. Patients of the first group will also be treated orally with AE-941 (Neovastat(R)), while patients in the second group will receive a placebo. Primary endpoint will be improvement of the median survival time.

         PHASE III CLINICAL TRIAL IN RENAL CELL CARCINOMA

         AE-941 (Neovastat(R)) failed to demonstrate improvement of survival time in a placebo controlled monotherapy Phase III trial on 305 patients with renal cell carcinoma that were refractory to immunotherapy. While the compound showed no efficacy on a global basis, it did demonstrate a measure of efficacy in a sub-set of patients. In December 2003, based on a recommendation of a panel of expert oncologists, we made a corporate decision not to pursue further activities in kidney cancer while pursuing activities in non-small cell lung cancer.

         SAFETY PROFILE

         During the course of the clinical program, AE-941 (Neovastat(R)) safety has been assessed by three Data Safety Monitoring Boards, which concluded favorably at each time on the safety profile of the product.

         TEVERELIX

         Teverelix is a polypeptide LHRH antagonist drug candidate for the treatment of prostate cancer, a testosterone-dependent tumor. In contrast to benign prostate hyperplasia (BPH), carcinoma of the prostate is a malignant disorder.

Thus, prostatic cancer cells can escape to surrounding tissues and eventually metastasize to distant organs via the lymph channels. In Western industrialized countries, cancer of the prostate is the most common type of cancer and the second most common cause of death after lung cancer in men.

         In prostate cancer, treatment with an LHRH antagonist has several advantages; i.e. a rapid hormone withdrawal without flare-up effect, avoidance of paralytic symptoms due to a flare-up effect, a rapid decrease in Prostate-Specific Antigen (PSA), a rapid reduction in the size of the prostate, a continuous reduction of Follicle-Stimulating Hormone (FSH) levels and no co-medication for suppression of the flare-up effect.

         Because of the pharmacological mode of action of teverelix, this new drug class is expected to be active in a number of therapeutic areas such as: hormone-sensitive tumors (e.g. prostatic cancer), non-malignant indications such as benign prostatic hyperplasia, uterine myoma, and endometriosis.

         Teverelix has been developed as a short-acting lyophilisate and a long-acting depot formulation. The product is currently in Phase I clinical trials as a sustained-release form and the development costs are assumed by Ardana Biosciences, which has worldwide rights for the development and marketing of this compound. As part of the agreement, Zentaris will provide certain development services and supply clinical samples to Ardana. On April 2, 2004, Ardana extended its agreement with the Company and acquired full global rights and has been assigned the intellectual property relating to teverelix and the underlying microcrystalline suspension technology for use with LHRH antagonists. In return, Zentaris received a substantial payment at signature and will receive fixed annual guaranteed payments until 2006, as well as potential future income on sales of teverelix.

4.1.2    ENDOCRINOLOGY PIPELINE

         CETRORELIX

         Cetrorelix is a peptide-based active substance which was developed by Zentaris in cooperation with Nobel Laureate Professor Andrew Schally of Tulane University in New Orleans, which introduced a new class of gynaecology and oncology compounds and therapies. Cooperation started in 1988 and Zentaris is the exclusive licensor of the majority of Dr. Schally's discoveries. The drug product is an LHRH antagonist (also known as GnRH) that blocks the LHRH receptors on the pituitary and rapidly decreases sex hormone levels, (i.e. without a preceding flare-up effect). Moreover, cetrorelix allows the LHRH receptors on the pituitary gland to be blocked gradually. Conversely, the side effects associated with using agonists and total hormone withdrawal can be avoided. In contrast to treatment with other agonists, LHRH antagonists permit dose-dependent hormone suppression which is of critical importance for the tolerability of hormonal therapy.

         THE MODE OF ACTION OF CETRORELIX AND THE DISTINCTION BETWEEN LHRH AGONISTS/ANTAGONISTS

         LHRH is released by the hypothalamus in the brain and controls the production of sex hormones, (i.e. testosterone in the testes and estrogen and progesterone in ovaries) via the activation of LHRH receptors located on the pituitary gland (hypophysis).

         The LHRH receptors on the pituitary gland are stimulated by LHRH agonists and thus initially lead to increased excretion of the hormones LH and FSH, which in turn regulate formation of testosterone and estrogens. The "flare-up" effect can last up to three weeks until the pituitary markedly decreases the release of LH and FSH by desensitization and depletion of LHRH receptors (i.e. down-regulation) resulting in a considerable drop in testosterone and estrogen levels. Though the initial flare-up effect is limited in time, it can sometimes cause, depending on the nature and stage of the particular disorder, considerable additional symptoms or even life-threatening complications, which in turn require additional therapeutic intervention. By simultaneous administration of further drugs, the flare-up effect can be attenuated. However, this treatment also bears a risk of side effects, e.g. disturbances of the function of the stomach, intestines and liver.

         During full hormone suppression, LHRH agonists reduce the male sex hormones to values below castration. In women, the hormone levels are far below the values observed after the end of the climacteric. Treatment with an LHRH agonist, therefore, is regularly associated with side effects such as hot flushes, depression, muscle weakness, loss of libido and, especially in women, osteoporosis and ovarian cysts. At the end of treatment, it takes several weeks for the hormone function to return to normal ranges. At the same time, an excessive rebound effect can lead to renewed deterioration of the symptoms.

         Because of its different mode of action, cetrorelix avoids the side effects associated with the administration of agonists. Since the effect has a rapid onset, the treatment time with cetrorelix can be much shorter than with agonists. Moreover, in various clinical studies, the effect of cetrorelix therapy lasted much longer than the hormone suppression, which consequently confirms the new therapeutic principle of intermittent treatment. Periods with moderate and well-tolerated hormonal suppression can be followed by intervals without treatment during which side effects are completely avoided. Since there is no necessity for long-term therapy and the overall treatment time is much shorter, the side effects are also reduced. In particular, the risk of osteoporosis in women taking the cetrorelix therapy regimen is considerably diminished.

         Cetrorelix may therefore be useful in a variety of malignant and non-malignant indications in which a suppression of the pituitary-gonadal axis is desired. The degree of suppression of gonadotrophins and sex steroids required is dependent on the clinical circumstances and disease treated. For example, in patients undergoing controlled ovarian stimulation (COS) for assisted reproductive techniques (ART), endogenous gonadotrophin secretion has to be controlled, whereas development of the follicle must not be adversely affected.

         CETRORELIX IN VITRO FERTILIZATION (COS/ART)

         Cetrorelix is the first LHRH antagonist which was approved for therapeutic use as part of IN VITRO fertilization programs in Europe and was launched on the market under the name Cetrotide(R) (cetrorelix acetate). In women who undergo controlled ovarian stimulation (COS) for recovery of ovocytes for subsequent fertilization, Cetrotide(R) prevents premature ovulation. LHRH is a naturally occurring hormone produced by the brain to control the secretion of LH and, therefore, final egg maturation and ovulation. Cetrotide(R) will prevent LH production by the pituitary gland and delays a hormonal event, known as the "LH Surge" which could cause eggs to be released too early in the cycle reducing the opportunity to retrieve the eggs for the ART procedure.

         In comparison with LHRH agonists that require a much longer pre-treatment, the use of the LHRH antagonist Cetrotide(R) permits the physician to interfere in the hormone regulation of the women undergoing treatment much more selectively and within a shorter time.

         The effectiveness of Cetrotide(R) has been examined in five clinical trials (two Phase II and three Phase III trials). Two dose regimens were investigated in these trials: either a single dose per treatment cycle or multiple dosing. In the Phase II studies, a single dose of 3 mg was established as the minimal effective dose for the inhibition of premature LH surges with a protection period of at least four days. When Cetrotide(R) is administered in a multi-dose regimen, 0.25 mg was established as the minimal effective dose. The extent and duration of LH suppression was found to be dose dependent. In the Phase III program, efficacy of the single 3 mg dose regimen and the multiple
0.25 mg dose regimen was established separately in two controlled studies utilizing active comparators. A third non-comparative study evaluated only the multiple 0.25 mg dose regimen of Cetrotide(R). In the five Phase II and Phase III trials, 184 pregnancies were reported out of a total of 732 patients (including 21 pregnancies following the replacement of frozen-thawed embryos). No drug related allergic reactions were reported from these clinical studies.

            CETROTIDE(R) IN THE TYPICAL OVARIAN STIMULATION CYCLE*


                                    [GRAPHIC]


         The above figure illustrates how Cetrotide(R) fits into the typical ovarian stimulation cycle

         Cetrotide(R) is the only LHRH antagonist that is available in two dosing regimens. With an immediate onset of action Cetrotide(R) permits precise control -- a single dose (3 mg), which controls the LH surge for up to four days, or a daily dose (0.25 mg) given over a short period of time (usually five to seven days). The treatment with Cetrotide(R) can be accomplished during a one-month cycle with a simplified, more convenient and shorter treatment requiring fewer injections than LHRH agonists.

         Cetrotide(R) is marketed in a 3 mg and a 0.25 mg subcutaneous injection as cetrorelix acetate by Serono in the US and Europe. Approval for Cetrotide(R) in Japan is pending. It will be marketed by Shionogi and Nippon Kayaku in this country. The market competitor is Ganirelix (Antagon/Orgalutran) from Akzo (Organon) indicated for the inhibition of premature LH surges in women undergoing controlled ovarian hyperstimulation.

         CLINICAL DEVELOPMENT OVERVIEW OF CETRORELIX

         Cetrorelix has been licensed exclusively to Solvay Pharmaceuticals worldwide for all the indications listed below with the exception of IVF/COS-ART and the Japanese market where rights are held by Shionogi and Nippon Kayaku. On April 29 2004, with our partner Solvay, we announced statistically significant positive results from the completed Phase II clinical program designed to evaluate cetrorelix, in endometriosis, pre-surgical treatment of uterine myomas and benign prostatic hyperplasia (BPH).

         CETRORELIX IN BENIGN PROSTATIC HYPERPLASIA (BPH)

         RATIONALE FOR DEVELOPMENT IN BPH

         BPH is a hormonal enlargement of the male prostate gland. The prostate is located directly at the vesicle outlet in the male surrounding the first part of the urethra. The enlargement puts pressure on the urethra, causing difficulty in urinating. BPH is classified into three stages according to symptoms: 1) the irritant phase, where the patient suffers dysuria (pain when urinating) and nocturia (the urge to urinate during the night); 2) residual urine occurring in the bladder thus increasing problems during urinating; and 3) overflow of the bladder. These can result in formation of bladder stones, congestion of urine, and engorged kidneys; which can in turn lead to life-threatening kidney damage. Enlargement of the male prostate is controlled by testosterone. Testosterone is generally responsible for the proper functioning of the prostate. With increasing age, testosterone can cause benign cell growth. The development of BPH is caused by an imbalance of testosterone and aging.

         Because LHRH agonists decrease testosterone to castration levels, treatment of BPH with agonists is not convenient and therefore not the best approach. Drug therapy with plant-based drugs, (alpha)-receptor or (alpha)-reductase blockers is possible but the plant-based and (alpha)-receptor blockers cannot delay further prostate growth. They merely improve the symptoms in 50 percent of patients. Treatment with (alpha)-reductase blockers decreases the size of the prostate; however, this form of therapy is successful only in patients with a greatly increased prostate volume and only after a treatment period of at least 6 months. In contrast, cetrorelix improves the symptoms of BPH and reduces the size of the prostate after a short treatment period without chemical castration. The effects are independent of the prostate volume and are maintained for a long period following treatment withdrawal.

         BPH CLINICAL TRIALS

         All studies performed so far in patients with symptomatic BPH revealed that cetrorelix is therapeutically active in this indication as demonstrated by an improvement in symptoms such as an increase in urinary peak flow rate and a reduction in prostate volume. Efficacy, initially deduced from the results of uncontrolled pilot studies, was confirmed in a double-blind placebo-controlled study. The improvement in BPH-symptoms was clinically significant, generally lasting for several months, independent from prostate size at study entry and castration levels of testosterone. Cetrorelix has been shown to suppress the formation of the male sex hormone testosterone, which plays a principal role in cell growth of the prostate.

         On April 29, 2004, we announced the results for two placebo-controlled Phase II trials that were conducted in BPH. As early as one month following initiation of therapy, data from both trials demonstrated improvement of clinical symptoms, including IPSS (International Prostate Symptom Score) and maximum uroflow in the cetrorelix treatment group, in comparison with the placebo group, and the positive effect lasted three months without additional administration of cetrorelix. Furthermore, the use of cetrorelix was associated with a slight reduction of prostate size and did not have an adverse influence on sexual activity or libido.

         CETRORELIX IN ENDOMETRIOSIS

         RATIONALE FOR DEVELOPMENT IN ENDOMETRIOSIS

         Endometriosis is the displacement of endometrium-like tissue (tissue from the mucous membranes of the uterus) to other organs outside the womb. In the abdomen, the tissue can spread to the fallopian tubes, the ovaries, the bladder, the small and large intestines, the stomach, the lungs or the legs. Estrogen-dependant diseases often regress when estrogen production is reduced. Endometriosis is an estrogen-responsive disease, and the pelvic pain associated with it improves when estrogen production is reduced with bilateral oophorectomy or chronic gonadotropin releasing hormone (GnRH) agonist treatment. Unfortunately, reduction of estrogen production is associated with adverse side effects, such as vasomotor symptoms and bone loss. In women with endometriosis and pelvic pain, the combination of bilateral oophorectomy plus postoperative low-dose ("supplemental") estrogen treatment produces sustained improvement in pain symptoms and reduces the hypo-estrogenic side effects associated with bilateral oophorectomy.

         A similar estrogen-level can be induced and was shown to be affected by chronic GnRH agonist treatment in conjunction with low-dose steroid therapy (estrogen plus progestin or progestin only). In both treatment approaches, replacement estrogen treatment is necessary to reduce the hypo-estrogenic effects (e.g. bone loss, climacteric symptoms) caused by both oophorectomy and GnRH agonist. Administration of LHRH agonists can initially lead to a deterioration of symptoms due to the flare-up effect, then, due to the complete suppression of the estrogen to below castration levels values for many months. These symptoms can further deteriorate upon withdrawal of hormonal replacement. The longer the treatment period with traditional LHRH agonists is, the higher the risk of osteoporosis. Its use is therefore restricted to six months and can be extended only if estrogens and progesterones are administered concomitantly.

         These side effects can be avoided with cetrorelix therapy because flare-up does not occur, and because it affords the possibility to control the estrogen levels to values seen at the start of the regular monthly cycle. Since the controlled hormone withdrawal has a rapid onset and the monthly bleeding stops quickly, the inflammatory foci of endometriosis are depleted of their basis so that the treatment time can be reduced considerably, hopefully to eight weeks. Initial experiences show that the effect of therapy persists for many months, and doctors and patients can thus decide whether recurring symptoms are treated by further therapy cycles with cetrorelix or whether any residual endometriosis tissue is removed surgically after treatment. Since the effect of cetrorelix starts within a short period of time and the risk of osteoporosis is low, this therapy can be repeated in several cycles. If appropriate, surgical intervention can be avoided.

         ENDOMETRIOSIS CLINICAL TRIALS

         Cetrorelix was given at a rate of 3 mg per week over a period of 8 weeks. All patients were free of pain during the course of treatment. A second laparoscopy was performed after 8 weeks and an improvement of the disease was shown in 60% of the cases. The efficacy was comparable to agonists but with the benefit of an almost complete absence of side-effects. Currently in Phase II clinical trials, cetrorelix allows targeted control of the hormone level to give rapid effects, while avoiding the problems of menopause and risks (e.g. osteoporosis) associated with an otherwise complete and long-term withdrawal of hormones. The fast effectiveness can also be ideal for intermittent therapies.

         On April 29, 2004, we announced that the placebo-controlled study demonstrated that cetrorelix use was associated with a rapid and durable therapeutic response, namely improvement of endometriosis-related symptoms, such as pelvic pain, extending up to several months following only two intramuscular injections of cetrorelix with a one month interval.

         CETRORELIX IN UTERINE MYOMA

         RATIONALE FOR DEVELOPMENT IN UTERUS MYOMA

         The Company is also developing cetrorelix for the indication of uterine myoma. A uterus myoma is a benign tumor of the uterine muscles. If the entire uterine wall is penetrated by myoma, one refers to uterus myomatosus. Depending upon the length and the direction, it is either referred to as a subserious myoma, which is located below the peritoneal covering of the uterus and grows towards the intestinal cavity, or a submucous myoma, which is located below the mucous membrane and grows into the uterine cavity. The most frequent form is, however, the intramural myoma bound in the muscular layer of the uterus. They lead to pain in the lower abdomen and in some cases to prolonged or severe monthly bleeding outside the normal cycle. This can cause severe blood loss leading to anemia. Infertility and pregnancy problems such as miscarriage or premature delivery are also frequent consequences. When the myoma puts pressure on the intestine or the bladder, the result can be constipation, bladder pain, or a desire to urinate. If the myoma exerts pressure on nerves leaving the spinal cord, the result can be back and neuralgic pain in the legs.

         UTERUS MYOMA CLINICAL TRIALS

         It was demonstrated that cetrorelix reduces the myomas in the uterus as early as after two to four weeks after commencement of treatment so that the remaining myomas can be surgically removed. Side effects of the therapy can be reduced significantly because there is no flare-up effect and the treatment time is short. Thus, as far as the indication of uterine myoma is concerned, the Company expects cetrorelix to offer clear advantages over the traditional therapies because the disorder can be treated within a short period of time and the customary side effects of the LHRH agonists used so far are avoided. Cetrorelix is the first LHRH antagonist under advanced clinical development for uterus myoma.

         COMPETITION FOR CETRORELIX

         The market leaders in the indication of BPH are Pfizer and Boehringer Ingelheim both with (alpha)-receptor blockers and Merck Inc. with an (alpha)-reductase blocker. Worldwide, there are five LHRH agonists for the treatment of endometriosis and uterine myoma, each from Takeda-Abbott, Astra-Zeneca, Aventis, Roche and Ipsen Beaufour.

4.1.3    ANTI-INFECTIVE

         MILTEFOSINE

         Miltefosine is related to a class of substances called phospholipids which constitutes a significant part of cellular membranes. Miltefosine, marketed under the brand name Impavido(R), is the only oral drug for the treatment of visceral leishmaniasis. Leishmaniasis is a parasitic infection which is prevalent in tropical regions but which also occurs repeatedly and with an increasing tendency in industrialized countries in HIV-infected people. According to the WHO, 12 million people are affected. The number of new cases annually is estimated to be 1 to 1.5 million people. Leishmaniasis is present in more than 88 countries worldwide. Areas most greatly affected are the Indian subcontinent, South America, the Middle East, North Africa and some areas of Central Africa.

         Depending on the strain of leishmania, which is transmitted by sandflies, the disorder can be present in the following forms:

         CUTANEOUS LEISHMANIASIS (CL): In the cutaneous form, this disease occurs most frequently in North and Central Africa, the Middle-East and South America. The skin initially forms protuberances (skin lesions) around the sites of the mosquito bite which can open like ulcers after several weeks or months. Although this form of leishmaniasis is not life-threatening and does not necessarily require medication, drug therapy can accelerate healing and help to prevent formation of scars. However, in about 10 percent of patients, the infection takes a chronic course and requires drug therapy.

         VISCERAL LEISHMANIASIS (VL): This infection usually has a subacute or chronic course and particularly affects the liver, spleen, bone marrow and lymph nodes. As a consequence, the patient has a wide variety of general symptoms, e.g. recurrent fever for many weeks, severe enlargement of the spleen and liver, disturbances of the hematopoietic system and blood coagulation, as well as severe emaciation (cachexia). This is the most dangerous form of leishmaniasis which, when untreated, leads to death about six months to two years after the outbreak of the disease. Visceral leishmaniasis occurs in Asia, in particular in India, Bangladesh, and Nepal, Brazil and Central Africa. There is an emergence of cases in the Mediterranean countries where it usually occurs as a co-infection with HIV. In addition, climate researchers estimate in a recent report a distribution to central Europe because of the climate shift.

         Not every bite of a sandfly infected with leishmania will cause eruption of the disease because in most cases an intact immune system controls the transmitted leishmania. However, when the body's immune system is weakened, e.g. by an HIV infection, the leishmania can multiply so that the risk of development of visceral leishmaniasis is increased. Since leishmania and HIV pathogens target the same cells in the immune system, i.e. the monocyte-macrophage system, leishmaniasis increases the danger of an infection with the HIV virus leading to an outbreak of the immune defect by a factor of 100 to 1,000.

         In developing countries with poor medical care, miltefosine could significantly reduce hospital treatment. Because it is an oral anti-infective, secondary infections (e.g. co-infection with HIV) associated with the use and possible re-use of syringes can be eliminated.

         MILTEFOSINE IN CLINICAL TRIALS

         On the basis of a small-scale proof-of-concept study in India, a clinical development program was initiated under the supervision of the Special Programme for Research and Training in Tropical Diseases (TDR) of WHO and UNDP. A dose-ranging and pharmacokinetic Phase I/II study and a large Phase III trial comparing miltefosine with Amphotericin B were performed in adult patients. In addition, a dose-ranging and pharmacokinetic study, and a confirmatory Phase III study, were conducted in children. Across all age groups, miltefosine was found to be equally active in patients with newly diagnosed leishmaniasis and in patients with infections unresponsive to prior standard therapy.

         Currently used antimony-based standard therapy may have resistance rates of up to 80%, like in the most affected parts of India, and severe side effects such as cardiotoxicity and nephrotoxicity. Impavido(R) was shown to have a cure rate of 95% even in those patients who were resistant to the antimony-based pre-treatment. Impavido(R) is the first orally applicable medication to treat visceral Leishmaniasis. The side effects were generally tolerable and short-lasting (episodes of vomiting, nausea, and diarrhea). Impavido(R) is even suitable for children who account for one third of all cases.

         In comparison with the side effects of traditional drugs (cardiac arrhythmia, inflammation of the pancreas, fever and blood abnormalities) the side effects of miltefosine are less severe. Other drugs, like liposomal amphotericin B, which are better tolerated, have to be administered via an injection and are virtually unaffordable for patients living in the affected regions. The phenomenon of resistance is increasingly observed even with administration of high doses of conventional drugs to treat infections. Considering the oral route of administration that does not require hospitalisation, the treatment with Impavido(R) is very cost-effective. This is an important issue as 90% of the patients with visceral leishmaniasis live in countries with limited access to medical facilities/treatment: Bangladesh, Brazil, India, Nepal and Sudan. In addition, the oral route prevents the people from HIV co-infection during intravenous treatment for leishmaniasis, which is a significant problem in developing countries. Impavido(R) has also proven to be effective in cutaneous Leishmaniasis and in HIV patients co-infected with visceral leishmaniasis. More than 32 cases of HIV co-infected patients in Europe, who were not controlled by state-of-the-art treatment, received miltefosine on a compassionate basis and showed encouraging therapeutic effects.

         The Company received approval for miltefosine in the treatment of visceral leishmaniasis in India. The Orphan drug status was granted by the EMEA in 2002. The product is marketed under the name Impavido(R) by German Remedies in India, and also by the German medical aid organization action medeor e.V. in order to ensure global access of Impavido(R) to non-governmental organizations
(NGO). Impavido(R) is the first oral formulation which can be administered once daily for 28 days. A Phase IV study with over 1100 Indian patients is currently under evaluation. In this study, patients were treated under an outpatient setting and preliminary analyses show a similar cure rate compared with pre-registration trials in which the drug was tested in hospitalized patients. This is an important milestone in order to extend the use of Impavido(R) to the nationwide Leishmaniasis control program in India, but also for other territories.

         In addition, the international medical humanitarian organization Medecins Sans Frontieres (MSF) has launched a large study of Impavido(R) in Ethiopia where visceral leishmaniasis with or without HIV co-infection is a major health burden. As a supplement, TDR(WHO) in co-operation with Zentaris, is currently preparing for another study in Ethiopia to cover regulatory aspects which are not the primary focus of MSF. Finally, a study for visceral leishmaniasis in Brazil targets the efficacy of the product in new world leishmania strains.

         Recently it has been found in a Phase III trial in South America, in Colombia and Guatemala that Impavido(R) accelerates the healing process in cutaneous leishmaniasis. Compared with patients on placebo, the cure rate in patients with Impavido(R) was significantly (220%) better. A follow-up trial in Bolivia will address the mucosal CL which is a particularly mutilating and difficult-to-treat form of CL occurring in South American countries which can progress to destruction of the entire nose and further parts of the face. The NGO HealthNet has started a study in Afghanistan, to compare oral Impavido(R) with other traditionally used modalities in this country where CL has recently increased dramatically.

         In 2003, a file of registration for treatment of visceral leishmaniasis was submitted to the German Health Authorities. After priority review, approval in Germany is expected to be granted in 2004.

         Impavido(R) is partnered with German Remedies in India and Bangladesh. There also is an agreement with Roche for the distribution of Impavido(R) in Brazil. Recently, Nimrall became a partner of the Company for the distribution in Pakistan and Afghanistan. More partnerships are currently under negotiations to ensure a fast registration and marketing of this innovative product. A cooperation program is currently under negotiations with the Indian government for use in the public market.

4.1.4    PRECLINICAL PRODUCTS

         DEVELOPMENT OF A LOW MOLECULAR WEIGHT TUBULIN INHIBITOR

         An important objective of the drug discovery group is to find and develop a low molecular weight compound which inhibits the tubulin system. Tubulin is a protein found in all cells that plays an important role during cell division in that it helps to transmit genetic information to the daughter cells. Inhibition of this process leads to death of the affected cell. The anti-tumor agents Taxol and Vincristine which are widely and successfully used in therapy are based on this principle. Both compounds are expensive natural substances which cause severe side effects when used in humans. A tubulin inhibiting drug can be used, for example, for the treatment of breast cancer and ovarian carcinomas.

         ZEN-012 has shown potent IN VITRO antiproliferative activity against a panel of more than 35 established human tumor cell lines including multidrug resistant phenotypes and a markedly differential sensitivity profile in a panel of 14 human tumor xenografts in this clonogenic assay. With these values of activity, ZEN-012 is comparable to vindesine and significantly better than paclitaxel. ZEN-012 is not cross-resistant to cisplatin, vincristine and doxorubicine resistant cell lines. ZEN-012 inhibits the polymerization of map rich bb-tubulin. The cancer cells subsequently undergoing apoptosis after treatment with low concentrations of ZEN-012. During IN VIVO activity, ZEN-012 proved to be a potent inhibitor of IN VIVO tumor growth in different xenograft models including mammary and renal cancers after i.p. and p.o. treatment. Based on the determination of cytotoxic activity we have identified ZEN-012 as a highly cytotoxic compound with cell cycle specific mode of action.

         In March 2004, we announced results for ZEN-014, which is a novel pyrazole derivative, discovered by Zentaris, that inhibits tubulin polymerization. It represents a new class of small molecule tubulin binders with antiangiogenic properties which are assumed to be novel, highly potent anticancer drugs. The treatment with non-toxic concentrations of ZEN-014 inhibits endothelial cell sprouting and vessel formation. Cancer cells were arrested completely in the G2M phase of mitosis at nanomolar concentrations and subsequently underwent apoptosis. Several apoptotic parameters, such as cell membrane alterations, increase of caspase 3 and 7 activity, DNA fragmentation and inactivation of the Bcl-2 protein, are detectable in U937 cancer cells after treatment with nanomolar concentrations of ZEN-014. The compound shows an excellent antitumor activity profile in a broad panel of tumor cell lines including paclitaxel and vincristine resistant cells. ZEN-014 exhibits promising IN VIVO activity in a renal cell carcinoma model at a dose of 50 mg/kg after oral application.


         DEVELOPMENT OF A NON-PEPTIDE LHRH ANTAGONIST

         As previously outlined, the LHRH receptor plays an important role in determining the number of benign and malignant tumors. Cetrorelix, which was developed by Zentaris, is a peptide that blocks the receptor and can thus be used for cancer therapy. Drug discovery searches for small, non-peptide molecules which have the same effect on the receptor. Their advantage lies in the potential for oral administration and producing them in a cost-efficient manner. They represent the next generation of LHRH antagonists. A drug based on these substances would be especially useful for the treatment of BPH, breast cancer and prostate carcinoma.

         The development of new orally bioavailable LHRH antagonists for hormonal therapy has yielded several promising compounds. The project has advanced to a stage where the IN VIVO activity has been confirmed for two compounds.

         This new class of peptidomimetic LHRH antagonists compete with native LHRH which, like their peptide counterparts, appear to bind deep down in the receptor pocket. The affinity towards human and rat LHRH receptors seems comparable. For D-86077, IN VIVO efficacy in all tested animals has been found after oral administration. Optimization of physicochemical properties (aqueous solubility, metabolic stability etc.), in order to improve oral bioavailability, is currently ongoing. The unique structure of this novel peptidomimetic LHRH antagonist appears highly favourable in the light of recent setbacks for the development of heterocyclic LHRH antagonists.

         In January 2004, the Company announced a ground-breaking agreement with Solvay Pharmaceuticals. Based on the agreement, Solvay and Zentaris will jointly push ahead this research project aimed at developing novel, low-molecular weight and orally-bioavailable peptidomimetic LHRH antagonists. Potential indications include endometriosis, uterus myoma, benign prostatic hyperplasia (BPH), as well as malignant disorders such as breast and prostate cancer. As part of the agreement, Solvay Pharmaceuticals has exclusive worldwide rights to all gynecological indications as well as to BPH, while Zentaris has retained exclusive rights to all other indications, including oncology.

         DEVELOPMENT OF A GROWTH HORMONE SECRETAGOGUE

         Growth hormone secretagogues (GHS) represent a new class of pharmacological agents which directly stimulate growth hormone (GH) secretion from the pituitary gland without the involvement of Growth Hormone Releasing Hormone (GHRH) or somatostatin. There is no GHS on the market yet. Since GH is a potent regulator of lipid, sugar and protein metabolism, the potential clinical uses of GHS are numerous. They include growth retardation in children and treatment of cachexia in AIDS patients, which are currently the only approved uses of therapy of GH. The administration of GH, which has to be injected every day, is cumbersome. Therefore, there is a need for new orally active drugs like GHS. Competitors in this field include Novo-Nordisk, Wyeth-Ayerst and Pfizer with compounds in the early clinical phases.

         As part of its university collaboration, Zentaris has access to new peptidomimetic compounds with GH secretagogue properties. The lead development candidate, EP-1572, is a novel peptidomimetic GH secretagogue (GHS) with potent and selective GH-releasing activity in humans. EP-1572 underwent limited clinical pharmacology tests which demonstrated a potent stimulation of the GH secretion after oral administration in human volunteers. This product has been licensed to Ardana Biosciences, which recently initiated an investigator driven dose ranging study.

         THE SEARCH FOR NOVEL CYTOSTATICS

         In view of the non-specific toxicity of most chemotherapeutic agents against normal cells, efficient targeting of chemotherapeutic drugs to cancerous tissue offers a great potential benefit for patients with advanced or metastatic tumors. Targeted cytotoxic peptide conjugates are hybrid molecules composed of a peptide carrier which binds to receptors on tumors and a cytotoxic moiety. The Company developed several compounds which are at different stages of development.

         The most advanced of our cytotoxic analogs of LHRH is AN-152, in which doxorubicin (DOX) is linked to [D-Lys6] LHRH shows high-affinity binding to the LHRH receptor, providing a selective target. These analogs are much less toxic and more effective IN VIVO than the respective radicals in inhibiting tumor growth in LHRH receptor-positive models of human ovarian, mammary, or prostatic cancer. The antiproliferative effects of DOX and AN-152 were assessed - among others - in LHRH receptor positive ovarian and endometrial cancer cell lines. The effect of AN-152 was shown to be receptor-mediated. The cytotoxic effect of AN-152 was regulated by the number of active LHRH receptors on cancer cells. These results demonstrate that the cellular entry of AN-152 is specific for cancers with LHRH receptors; up-regulated by EGF; down-regulated by somatostatin analogs; and the cytotoxicity of the AN-152 paralleled the efficiency of entry.

         The antitumor effects of DOX and AN-152 were assessed IN VIVO in human LHRH receptor-positive HEC-1B endometrial and NIH:OVCAR-3 ovarian cancers. Nude mice bearing these tumors s.c. were injected i.v. with saline, AN-152, or doxorubicin at equimolar doses. The tumor volumes were reduced significantly 1 week after treatment with AN-152 at 700 nmol/20g or at 300 nmol/20g. In contrast to DOX alone, no toxic side effects were observed. The growth of OV-1063 human ovarian tumors in nude mice was inhibited significantly 4 weeks after treatment with AN-152 (413 nmol/20g wt.). The toxic effects of an equivalent dose of DOX caused substantial mortality. In the LHRH receptor-positive human ovarian cancer line ES-2 xenografted into nude mice, a single injection of AN-152, at a dose of 345 nmol/20g wt., caused a 34.5% reduction in tumor growth after 28 days, while its cytotoxic moiety DOX was inactive at the same dose.

         GHRELIN ANTAGONISTS

         Ghrelin is a natural peptide hormone, a peptidic linear molecule of 28 amino acids, and the stomach is recognized as the major source of circulating ghrelin. It is mainly expressed from the neck to the base of the oxyntic gland of the stomach and its levels progressively decline along the gastroinstestinal tract. The expression is not confined to the gastrointestinal system, but is variably present in different tissues.

         Ghrelin appears to be under physiological control and acts on the central nervous system (CNS) to stimulate food intake, induces accumulation of fat tissue and its controlled reduction may be a valid therapeutic option. Antagonists of ghrelin receptor binding are therefore seen as a potential treatment of obesity through the modulation of CNS control of gastric function. The use of ghrelin antagonists as appetite suppressants could open up new opportunities for the treatment of obesity.

         In addition to the field of obesity, ghrelin could have therapeutic benefits for other potential indications, such as metabolic and cardiovascular diseases, as well as cancer.

         On March 11, 2004, the Company added to its portfolio ghrelin antagonist compounds that could be promising agents in the management of obesity. Development of these compounds will be conducted in collaboration with university laboratories in France and Italy through AEterna's subsidiary, Zentaris GmbH.

4.1.5    DRUG DISCOVERY

         On the world market there is increasing demand for license projects for active substances in the area of oncology. The average value of license projects in the drug discovery field has increased from about US$35 million at the beginning of the nineties to almost US$60 million. The Company internal drug discovery department provides an important prerequisite for the provision of new patented active substances, which can then be developed further or licensed to third parties. The Company intends to generate revenue on the basis of its own new chemical active substances (New Chemical Entities, or "NCEs") in order to utilize the value-added chain exhaustively over the long term.

         STRATEGY OF DRUG DISCOVERY

         Drug discovery attempts to find small, synthetically accessible molecules as active substances and to make them available for development as drugs. In some instances, these molecules are oriented towards their natural counterparts, namely hormones, but these are much smaller than the peptides and proteins which occur in the cell. Small molecules as active substances are advantageous in that they can form the basis for the development of drugs which, unlike peptides, can be orally administered and, as a general rule, are significantly cheaper to produce. When absorbed by the body and distributed to the organs, these substances are intended to attack the disease-relevant targets in the tumor cells and eliminate them. The targets are proteins, enzymes and receptors that play an important role in the metabolism of healthy and diseased cells.

         Drug discovery concentrates on the search for active substances for innovative targets. Innovative targets are molecular target structures whose connection with the tumor disease has only recently been discovered and elucidated and which permit new therapeutic approaches to be introduced. Furthermore, drug discovery searches for new active substances having improved properties for clinically validated targets for which drugs are already being used in humans and which produce inadequate effects either cause severe side effects, are not economical or are not available in a patient-friendly form.

         The Company utilizes the most modern methods for drug discovery, e.g. high-throughput screening (HTS) and computer-assisted data processing, thereby markedly increasing the efficiency of finding effective new molecules. Knowledge of the intended target or the natural messenger substances involved in the disease permits computer simulation of effective molecules which may then be synthesized in the laboratory. Methods of combinatorial chemistry and use of highly-automated technology considerably increase the success rate of discovering new compounds.

         To this end, the Company possesses an original substance library for the discovery of active compounds with a comprehensive range of promising natural substances which can serve as models for the construction of synthetic molecules. The initial tests involve 100,000 samples from the Company's internal substance library in the form of high-throughput screening. The hits, i.e. the first active compounds found in the library, are tested further and built up specifically into potential lead structures. Based on two to three lead structures, they are then optimized in a further step to potential development candidates. Expansion of the substance base clearly enhances the chances for successful development.

4.2      STRATEGIC ALLIANCES

         CETRORELIX:

         ARES TRADING S.A. (SERONO INTERNATIONAL S.A.), VAUMARCUS, SWITZERLAND:
Serono holds an exclusive worldwide license (except Japan) to commercialize Cetrotide(R) (cetrorelix in the indication IVF/COS/ART). This agreement provides, amongst other things, the Company with manufacturing income, royalties on worldwide (except Japan) net sales and fixed annual lump sum payments until 2010. The fixed annual lump sum payments will become double digit royalties on Cetrotide(R) worldwide (except Japan) sales thereafter.

         SOLVAY PHARMACEUTICALS BV., WEESP. NETHERLANDS: Since September 2002, Solvay obtained an exclusive license to develop, use, commercialize and manufacture cetrorelix worldwide with the exception of Japan and for all indications except for IVF/COS/ART. Solvay undertakes at its own cost all activities necessary to obtain regulatory and marketing approvals for the substance. Furthermore the agreement provides, amongst other things, milestones payments and royalties on future worldwide (except Japan) net sales of cetrorelix.

         SHIONOGI & CO. LTD. AND NIPPON KAYAKU CO. LTD. from Japan signed two license and distribution agreements. They were granted a semi-exclusive license for Japan to commercialize cetrorelix. SHIONOGI & CO. LTD. AND NIPPON KAYAKU CO. LTD. also obtained a semi-exclusive license for Japan for the development of cetrorelix for human use.

         PERIFOSINE:

         Following the acquisition of AOI Pharma, Inc. in January 2004 by KERYX BIOPHARMACEUTICALS, NEW YORK, USA, Keryx has taken over the license and co-operation agreement signed with AOI PHARMA, INC., NEW YORK, USA: Keryx will undertake at its own cost all clinical activities necessary to obtain regulatory and marketing approvals of perifosine for all uses in the USA, Canada and Mexico. The agreement provides, amongst other things, availability of clinical data generated by all parties free of charge, milestones and scale-up royalties on future net sales in USA, Canada and Mexico.

         The Company has also entered into a Cooperative Research and Development Arrangement (CRADA) with the NATIONAL CANCER INSTITUTE/NATIONAL INSTITUTES OF HEALTH, USA dated July 14, 1999 for the joint development of perifosine, which agreement was transferred to AOI Pharma, Inc (now Keryx).

         D-63153:

         BAXTER HEALTHCARE S.A., WALLISELLEN, SWITZERLAND: In 2002 Zentaris granted an exclusive worldwide license to Baxter Healthcare S.A. to develop, manufacture and commercialize D-63153 for all oncological indications. In addition, Baxter Healthcare S.A. received an exclusive option until December 31, 2002 to acquire an exclusive unrestricted license to use D-63153 for all non-oncological indications, which option was exercised by Baxter Healthcare S.A. on December 13, 2002. Baxter undertakes at its own cost all activities necessary to obtain regulatory and marketing approvals for the substance. Furthermore, the agreement provides, amongst other things, milestones and royalties on future worldwide net sales of D-63153.

         TEVERELIX:

         ARDANA BIOSCIENCE LTD., EDINBURGH, SCOTLAND: In 2002, Zentaris granted an exclusive license to Ardana to develop and commercialize teverelix for all therapeutic uses in all countries of the world with the exception of Japan, Korea and Taiwan. On April 2, 2004, Ardana acquired full worldwide rights and has been assigned the intellectual property relating to teverelix and the underlying microcrystalline suspension technology for the use of teverelix and LHRH antagonists. The agreement provides, amongst other things, signature payment, annual payments until 2006 and royalties on future worldwide (except Japan) net sales.

         A license and cooperation agreement with TEIKOKU HORMONE, Japan, granting an exclusive license to develop and commercialize teverelix for certain indications (excluding the IVF/COS/ART indication) for Japan, Korea and Taiwan was terminated on October 14, 2003.

         LHRH PEPTIDOMIMETICS:

         SOLVAY PHARMACEUTICALS BV., WEESP. NETHERLANDS: In January 2004, the Company and Solvay Pharmaceuticals agreed to jointly push ahead the research project aimed at developing novel, low molecular weight and orally-bioavailable peptidomimetic LHRH antagonists. Potential indications include endometriosis, uterus myoma, benign prostatic hyperplasia (BPH), as well as malignant disorders such as breast and prostate cancer. As part of the agreement, Solvay Pharmaceuticals obtained exclusive worldwide rights to all gynecological indications as well as to BPH, while the Company retained exclusive rights to all other indications, including oncology. The agreement provides, amongst other things, $5 million payment at signature, support of the development, milestones as well as royalties on future net sales of the LHRH peptidomimetics.

         GROWTH HORMONE SECRATOGOGUE (GHS):

         ARDANA BIOSCIENCE LTD., EDINBURGH, SCOTLAND: In 2002, Ardana was granted an exclusive worldwide license to develop and commercialize the growth hormone secretagogue EP-1572. Ardana undertakes at its own cost all activities necessary to obtain regulatory and marketing approvals for the substance. Furthermore, the agreement provides, amongst other things, milestones as well as royalties on future worldwide net sales of EP-1572.

         In addition, AEterna's subsidiary Zentaris has entered into the following collaborative agreements:

         Zentaris signed license agreements dated September 17, 2002 with the TULANE EDUCATIONAL FUND (Tulane University, New Orleans, Louisiana, USA) with regard to the substances AN-152, AN-201, AN-238 and AN-215 and to bombesin antagonists. Under the agreements, Zentaris obtained exclusive worldwide licenses to use Tulane's patents to develop, manufacture, market and distribute these substances.

         During the three-month period ended March 31, 2004, Zentaris signed several new research agreements with university laboratories.

         Two agreements, one with the Laboratory of Aminoacids, Peptides and Proteins of the University of Montpellier, France and another with the Department of Experimental and Environmental Medicine of the University of Milan, Italy, deal with the development of ghrelin antagonists.

         According to another agreement signed in the field of oncology with the Institute for Molecular Biotechnology of Jena, and a research group at the University of Munster, both in Germany, Zentaris has gained access to specific university know-how and screening technologies in the field of proteins of the cytoskeleton.

         Under all these agreements, Zentaris is obligated to support the research expenditure of the university laboratories and to pay royalties on future sales of the products. In turn, the Company retains exclusive rights for the worldwide exploitation of results generated during the collaborations.

         AE-941 (NEOVASTAT):

         The exclusive rights for the commercialization and distribution of AE-941 (Neovastat(R)) in oncology are held by GRUPO FERRER INTERNACIONAL, S.A. for certain parts of southern Europe, France, Belgium, Central America and South America, MAYNE PHARMA for Australia, New Zealand, Canada and Mexico and LG LIFE SCIENCES LTD. for Korea.

4.3      ATRIUM BIOTECHNOLOGIES INC.

4.3.1    BACKGROUND AND GENERAL DEVELOPMENT OF THE BUSINESS

         From 1991 to 1999, AEterna exploited cosmetics and nutrition through a division which developed and marketed a variety of products and active ingredients on a worldwide scale. In January 2000, AEterna created Atrium in order to exploit the full potential of that division and established an acquisition program with the addition of new specialized shareholders who invested $20 million in exchange of participation shares of Atrium (38%).

         In July 2001, Atrium acquired 70% of the issued and outstanding shares of the French company Unipex for $21 million dollars, thereby diversifying its distribution activities of specialized raw materials in the pharmaceutical and fine chemistry sectors. It further increased its participation to 76% through the acquisition of stock from minority shareholders at the beginning of 2003 and it now holds a participation of 80.65% further to a financing granted to its subsidiary in August 2003 at the time of the acquisition of Chimiray/Interchemical.

         In April 2002, Atrium also acquired, through its Unipex subsidiary at a cost of $2.3 million, 100% of the privately-owned French company ADF Chimie S.A., a distributor of active and specialty ingredients for the French cosmetics industry, with some 50 clients, including L'Oreal, L.V.M.H. and Chanel. In order to complete its various market segments coverage and position itself as a French leader, Atrium, through Unipex, also acquired Chimiray/Interchemical in August 2003, two parent companies doing business in the same fields as Unipex. In November of the same year, Atrium acquired Siricie S.A., focusing mainly on the development and marketing of active ingredients drawn from marine life for the cosmetics industry. These transactions were followed, in March 2004, by the acquisition of the assets of Pure Encapsulations, Inc., a U.S. company based in the Boston area doing development, manufacturing and marketing of nutritional supplements for physicians and other healthcare professionals, for a cash consideration of approximately $50 million. This acquisition provided Atrium with access to a network of 36,000 physicians and other healthcare professionals while adding more than 270 new quality products to its portfolio of nutritional supplements.

         Today, Atrium markets a variety of products including, on the one hand, products manufactured from cell signalling molecules extracted from animal or marine biomass, some of which encourage homeostasis, and on the other hand, a wide variety of fine chemical products manufactured by large companies such as Ajinomoto, Borregaard, Sensus or Ueno. As of today, the food supplements and cosmetics ingredients manufactured for Atrium are marketed in North America, Europe and Asia.

         To fill its product portfolio, Atrium has hired qualified professionals responsible for in-licensing and the acquisition of innovative technologies to be commercialized in its international networks.

4.3.2    NUTRITIONAL SUPPLEMENTS

         ACTIVITIES

         Atrium's expertise consists in developing innovative nutritional ingredients and finished products. In 1998, AEterna transferred part of the responsibility for producing and marketing finished products to its commercial partners. Consequently, Atrium focuses on entering into strategic alliances with partners that have a solid distribution network as well as proven training and marketing programs. Partnership with such companies allows Atrium to enter into different market segments, not only in North America but in Europe and Asia as well. Atrium intends to focus on its own ability to develop innovative active ingredients and high-end products internally, especially through the in-licensing and acquisition of promising new technologies, to carve out a niche in the area of nutritional supplements with scientifically proven interest.

         In October 2000, Atrium acquired a product line in the field of nutritional supplements. This acquisition allowed Atrium to improve its position in different market segments in the United States and elsewhere in the world. In April 2002, Atrium acquired another product line, with half a dozen products, to complete its portfolio. In March 2004, Atrium purchased the assets of Pure Encapsulations, Inc., a U.S. company having a portfolio of more than 270 products sold to a network of 36,000 physicians and other healthcare professionals.

         Some nutritional supplements are produced and marketed by Atrium. These products are CarTCell, a liquid cartilage extract, and the NatCell line consisting of growth factors extracted from different tissues. Atrium sells other finished products that incorporate its principal active ingredients and are manufactured by subcontractors. It also subcontracts for certain products under very strict quality control criteria. Its subsidiary, Pure Encapsulations, manufactures its own products in its state-of-the-art plant in Sudbury, Massachusetts.

         COMPETITION

         The nutritional supplement market is in a consolidation phase characterized by the marked presence of large multinational pharmaceutical companies that have acquired smaller players who sell their products through retail networks. This trend, coupled with an increasingly rigid regulation applicable to the nutritional supplement industry, creates a demand for products with scientific data to support commercial claims. This has also led to the establishment of stricter quality controls for the development of active ingredients and finished products. Atrium's strategy of production and marketing with partners focuses on the specialized market of health and nutrition professionals, it will avoid competing directly with these large multinational pharmaceutical companies and will focus instead on becoming a selected supplier of innovative active ingredients for these major corporations.

4.3.3    COSMETICS

         ACTIVITIES

         Atrium develops, manufactures and markets natural, biologically active ingredients that help re-establish the skin's natural functions in order to attenuate the signs of aging. The marketing of the active ingredients is often made by established strategic partners such as Estee Lauder Inc.

         The main products developed and marketed by Atrium consist of the MDI Complex, a matrix metalloproteinase (MMP) inhibitor, and MRT, a global skin care product consisting of topical product and a dietary supplement from marine biomass. From its acquisition of Siricie S.A., Atrium also added to its portfolio eleven products mainly from marine life having anti-aging properties, like Lanablue, derived from algae and Abyssine 657, a soothing and anti-irritating product based on a deepsea hydrothermal exopolysaccharide. At the end of 2002, Atrium was granted the exclusive rights to commercialize the active ingredients of Fytokem Products Inc. and it concluded a license agreement with respect to the molecule EUK-134, a SOD and catalase mimetic developed by Eukarion Inc., a biotech company located in the United States. Fytokem products include the Canadian Willowherb(TM) and the Tyrostat(TM) lines of products. The EUK-134 is a synthetic free radical scavenger used as an antioxidant.

         COMPETITION

         The cosmetics industry is characterized by a very high degree of competition. Large multinationals in the industry have far greater resources than those of Atrium to develop and market products aimed at various markets. In addition, a large number of small- and medium-sized businesses are attempting to control certain niche markets. Even though they may have more limited resources, they are strong competitors because they target the same markets targeted by Atrium. Atrium intends to maintain its competitive position by continuing to invest in in-licensing or acquisition activities as well as in the research and development of innovative products originating from the most recent discoveries applied to skin aging.

         Atrium's strategy in the cosmetics area is centered on entering into commercial agreements with leaders in the cosmetics industry which will allow for the co-development of innovative active ingredients characterized by their biological properties and safety profile. Atrium expects that its growth in this area will be driven by the development of new products. The emphasis will be on the in-licensing and acquisition of new technologies.

4.3.4    DISTRIBUTION

         ACTIVITIES

         Unipex, a subsidiary of Atrium, offers its clients a technical support that enables them to successfully incorporate the specialized raw materials in their formulations and processes. These raw materials can be used in the fields of cosmetics, pharmaceutics, fine chemistry, and human and animal food products. These raw materials are supplied by approximately 80 manufacturers selected by Unipex for the quality and innovative characteristics of their products. The Unipex client list contains mostly large French companies such as L'Oreal, Pierre Fabre, Aventis and Sanofi-Synthelabo, to name only a few of its 1,000 clients.

         The products marketed by Unipex cover a wide range of products from excipients to generic pharmaceutical molecules. In cosmetics, Unipex distributes mostly fine chemical products that improve the texture and efficacy of end products, as well as several active ingredients that add specific desired cosmetic benefits. In pharmaceutics, Unipex offers excipients, aromatics, preservatives, sweeteners, and active molecules, both natural and synthetic, for use in the industry of generics. In chemistry, the Unipex development and marketing teams are involved in questions of intermediate organic synthesis. In human and animal nutrition, Unipex offers raw materials that improve the texture, taste, and nutritional qualities of final products.

         COMPETITION

         Unipex operates in a consolidation environment. In fact, over the past few years, many of its customer enterprises have made several acquisitions and are now seeking ways to simplify their purchasing structures. In this way, distributors have rapidly become segmented between those who offer commodities in very large volumes, and those that, like Unipex, concentrate on specialty products with a strong added value. Some commodity distributors have tried to penetrate the specialty products market, but with a low success rate, as this market requires a high level of technical expertise and a completely different logistics organization. Unipex stands out from its competition by the level of competence of its personnel and by having over 30 years of experience in the import and distribution of fine chemical products. Unipex strengthened its products portfolio when it acquired ADF Chimie in 2002 and Chimiray/Interchemical in 2003.

         Atrium intends to maintain, and even increase, the market share held by Unipex by making additional acquisitions in Europe and in North America. This will give multinational corporations a single wicket where they will be able to find most of the specialty products they seek without creating a strategic dependence on any particular supplier.

4.4      INTELLECTUAL PROPERTY

         Because of the considerable amount of time and the substantial investment required to develop new products and obtain the required marketing approvals, the pharmaceutical industry attaches a considerable amount of importance on obtaining patents and the protection of trade information for new technologies, products and processes. Accordingly, the Company's development and prospects depend, in part, on its ability to obtain patents, protect its know-how and carry on its activities without infringing the exclusivity rights already acquired by third parties.

         The Company believes that its patent portfolio significantly contributes to the value and the success of its business. AEterna's strategic approach is to build a portfolio which provides broad protection of technology as well as a tiered patent claim structure to provide specific composition of matter, disease indication and manufacturing process claims. The Company policy is to file patent applications in all major markets in the world. The patent portfolio of AEterna and its subsidiaries comprises about 80 patent families to which were added six patents for cosmetic applications as part of Atrium's acquisition of Siricie S.A.

         AEterna's patent portfolio consists of 7 patent families with the purpose of protecting Neovastat and/or cartilage derived extracts/fractions, the method of making them, various compositions and their uses. The portfolio is comprised of patents and patent applications in major countries including United States, Canada, European countries and Japan.

         Following the acquisition of Zentaris in December 2002, the Company extended its intellectual property rights to 70 additional patent families. About 20 patent families are the result of co-operations with external researchers, e.g., the Institute for Biophysical Chemistry of the Max Planck Institute for biophysical chemistry in Gottingen, Germany for the product candidate miltefosine, and Tulane University in New Orleans, Louisiana, USA for cetrorelix, as well as for the product candidates in the area of bombesin antagonists, LHRH antagonists and peptide conjugates with cytotoxic active groups.

         There is no guarantee that the patent applications (or any other subsequent application) will obtain patent certification or that third parties will not file infringement claims against the Company's products or processes. Furthermore, even if these patents are granted to the Company, there is no guarantee that such patents will be valid and thus enforceable against third parties alleged to have infringed the rights of the Company. Furthermore, there is no guarantee that the Company will be awarded patents of sufficient scope to afford a truly exclusive position in the market for the products sold by the Company. Procurement of patent rights does not necessarily confer on the patentee the right to manufacture, use or sell a particular compound. Thus, regardless of whether or not the Company is awarded patents, there is a risk that the manufacture, use or sale of the Company's products could infringe the rights of a third party. Patent litigation is very time-consuming and expensive. An adverse result in patent litigation against a third party could result in the invalidation and/or unenforceability of the Company's patent rights. An adverse result in patent litigation infringement against the Company could result in one or more of the following: liability for past damages to the third party, a permanent restraining order against the Company preventing the manufacture, use or sale of the infringing products, and the requirement to obtain a license from the third party.

         The situation pertaining to patents, particularly for biopharmaceutical companies, is uncertain and involves many complex legal, scientific and factual questions. There is no clear law or policy covering the extent of allowable claims in these cases or the level of protection granted under these patents.

         The Company relies on and intends to continue to rely on trade secrets, exclusive non-patented know-how and continuous technological innovation in order to increase and maintain its competitive position. To protect its rights in the know-how and the technology it develops, whether patentable or not, the Company enters into confidentiality agreements with all its employees, consultants and collaborators. However, there can be no assurance that these agreements will offer adequate protection of the trade secrets, know-how and other exclusive information of the Company in the event of unauthorized use or disclosure. Moreover, if not protected by patents, the activities of the Company may be adversely affected by the activities of competitors who independently develop a substantially equivalent technology.

4.5      RESEARCH AND DEVELOPMENT - FUNDING

         AEterna's budget policy for research and development is to have sufficient readily available funds required to undertake studies. AEterna's strategy is to finance research activities through public financings and grants or tax credits for such purposes. In addition, activities are financed through the formation of strategic alliances for the co-development and marketing of the products. During the course of the financial year ended December 31, 2003, AEterna spent approximately $45 million on research and development.

         On November 10, 1999, the Company announced that it had signed three investment agreements for an aggregate of up to $29.42 million with a special federal operating agency known as Technology Partnerships Canada ("TPC") which reports to Industry Canada. This investment, which is in the form of contributions of 30% of eligible expenses, paid as they are generally incurred, will be used for the pursuit of the clinical development program of AE-941 (Neovastat(R)) in oncology, dermatology and ophthalmology. The repayment of each of these contributions will be conditional on the successful marketing of a drug resulting from the clinical development program to which the contribution relates. Each contribution will be repayable in the form of royalties payable to TPC from the commencement of such marketing until December 31, 2008, in the case of oncology and dermatology, and December 31, 2010, in the case of ophthalmology, even if the amounts repaid by the Company at such time exceed the contribution paid by TPC. If, on December 31, 2008, in the case of oncology and dermatology, and December 31, 2010, in the case of ophthalmology, the repayments do not total the amount of the contribution, the repayments will continue until such amount is reached or until December 31, 2013, in the case of oncology and dermatology, and December 31, 2015, in the case of ophthalmology, whichever is earlier. Pursuant to these agreements, the Company will remain the owner of all intellectual property resulting from the development programs except in certain circumstances, including default by the Company under the investment agreements, in which case TPC may assume ownership of such intellectual property if the Company does not elect to pay predetermined liquidated damages.

         The investment agreements provide that TPC is not obligated to make payments to the Company, in whole or in part, if it is not satisfied with the overall financing or progress of a clinical development program. The investment agreements also provide that the Company cannot license products resulting from the programs without the approval of TPC and contain covenants on the part of the Company not to pay dividends if such payments would prevent the implementation of a program or the payment of royalties to TPC.

4.6      HUMAN RESOURCES

         As at March 31, 2004, AEterna's team, including all subsidiaries, included 287 people, excluding consultants, collaborators and members of the Scientific Board. 94 of these persons were involved directly or indirectly in research and development activities, 42 in production and 151 in administration, sales, accounting, human resources and other managerial functions. Each employee has signed a confidentiality agreement and a non-competition agreement which, in management's view, provides AEterna with adequate protection. The Company relies on strategic alliances and contract research organizations to obtain supplementary expertise and additional resources.

         None of AEterna's or its subsidiaries' employees are governed by a collective agreement.

4.7      ENVIRONMENT

         The Company is subject to various federal and provincial environmental laws and regulations. The Company complies, in all material respects, with all provisions of these environmental laws and regulations.

         Environmental protection requirements do not have any financial or operational effects on the capital expenditures, earnings and competitive position of the Company.

4.8      SALES ACTIVITIES

         The Company manages its business and evaluates performance based on three operating segments, which are the biopharmaceutical, the cosmetics and nutrition and the distribution segments. Sales activities by geographic region are detailed in note 19 to the consolidated financial statements for the financial years ended December 31, 2003, 2002 and 2001.

ITEM 5.  SELECTED CONSOLIDATED FINANCIAL INFORMATION

5.1      ANNUAL INFORMATION

         The selected financial information provided below has been taken from the audited consolidated financial statements of AEterna for its three most recently completed financial years.

         The data below should be read together with the consolidated financial statements and notes thereto as well as the following items.

CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in thousands of Canadian dollars, except per share data)

                                                                              YEARS ENDED DECEMBER 31,
                                                                  --------------------------------------------------
                                                                      2003(1)            2002(1)          2001

REVENUES                                                                166,413            101,204         43,777
--------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
Cost of sales                                                            98,048             77,443         29,950
Selling, general and administrative                                      29,103             17,777         13,039
Research and development costs                                           45,347             26,062         22,681
Research and development tax credits and grants                          (1,223)            (1,933)        (5,989)
Depreciation and amortization                                             9,421              2,421          1,850
--------------------------------------------------------------------------------------------------------------------

                                                                        180,696            121,770         61,531
--------------------------------------------------------------------------------------------------------------------

OPERATING LOSS                                                          (14,283)           (20,566)       (17,754)

INTEREST INCOME                                                           2,146              3,079          3,569
INTEREST EXPENSE(2)                                                      (4,835)              (508)          (786)
FOREIGN EXCHANGE GAIN (LOSS)                                             (1,574)              (195)           127
--------------------------------------------------------------------------------------------------------------------

LOSS BEFORE THE FOLLOWING ITEMS                                         (18,546)           (18,190)       (14,844)

INCOME TAX RECOVERY (EXPENSE)                                            (5,932)            (4,425)         4,752
GAIN (LOSS) ON DILUTION(3)                                                  (64)               424         10,223
NON-CONTROLLING INTEREST                                                 (3,605)            (3,591)        (3,600)
--------------------------------------------------------------------------------------------------------------------

NET LOSS FOR THE YEAR                                                   (28,147)           (25,782)        (3,469)
--------------------------------------------------------------------------------------------------------------------

BASIC AND DILUTED NET LOSS PER SHARE(4)                                   (0.65)             (0.67)         (0.11)
--------------------------------------------------------------------------------------------------------------------

(1) These increases are mainly attributed to Atrium's acquisition of the French company Unipex in 2001 and to AEterna's acquisition of the German company Zentaris at the end of 2002.

(2) In 2003, AEterna issued convertible terms loans in an aggregate principal amount of $25 million. Proceeds from the issuance of these convertible term loans are allocated among long-term convertible term loans and shareholders' equity, resulting in a debt discount that is amortized to interest expense over the term of the loans.

(3) In 2000, Atrium, the Company's subsidiary, issued 2,000,000 common shares for a cash consideration of $20,000,000, which were classified as a liability for the Company. In May 2001, certain terms of the Atrium Shareholders' Agreement were amended such that the Company reclassified the common shares issued by Atrium to its minority shareholders from a liability to equity. Accordingly, in the second quarter of the financial year ending December 31, 2001, the Company recognized a gain on dilution and a minority interest in Atrium.

(4) Fully diluted net loss per share is determined using the weighted average number of Multiple Voting Shares and Subordinate Voting Shares and stock options issued and outstanding as at the end of the financial year. Options to purchase Subordinates Voting Shares were not included in the 2003, 2002 and 2001 compilations of diluted loss per share because the inclusion would be anti-dilutive.

CONSOLIDATED BALANCE SHEETS
(expressed in thousands of Canadian dollars)

                                                                                           December 31,
                                                                         -------------------------------------------
                                                                               2003           2002          2001
Cash, cash equivalents and short-term investments                               64,369          81,534       54,064
Other current assets                                                            70,278          94,898       34,277
                                                                         -------------------------------------------
                                                                               134,645         176,432       88,341
Long-term assets                                                               161,134         154,536       46,011
                                                                         -------------------------------------------
Total assets                                                                   295,779         330,968      134,352
                                                                         -------------------------------------------
                                                                         -------------------------------------------

Current liabilities                                                             61,442         132,232       26,877
Deferred revenues                                                               10,563          12,438         -
Long-term debt and convertible term loans                                       35,052           9,969       10,401
Other long-term liabilities                                                     32,649          41,317          116
Non-controlling interest                                                        29,952          24,676       18,339
                                                                         -------------------------------------------
                                                                               169,658         220,632       55,733
Shareholders' equity                                                           126,121         110,336       78,619
                                                                         -------------------------------------------
Total liabilities and shareholders' equity                                     295,779         330,968      134,352
                                                                         -------------------------------------------
                                                                         -------------------------------------------

5.2      DIVIDENDS

         Since its incorporation, AEterna has not paid any dividends and does not anticipate paying any dividends in the foreseeable future.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

6.1      FORM 44-101F2 DISCLOSURE

         Management's discussion and analysis of the financial condition and results of operations for the financial year ended December 31, 2003, which is incorporated herein by reference, was filed with the various securities commissions or similar securities regulatory authorities in each of the provinces of Canada on March 18, 2004. The reader is encouraged to also refer to the consolidated financial statements and notes to the financial statements for the financial years ended December 31, 2003, 2002 and 2001.

ITEM 7.  MARKET FOR SECURITIES

7.1      MARKET FOR SECURITIES

         The Subordinate Voting Shares of AEterna are listed on the Toronto Stock Exchange under the symbol AEL, and, since May 10, 2000, on the Nasdaq National Market, under the symbol AELA.

ITEM 8.  NAME, ADDRESS, OCCUPATION AND SECURITY HOLDING

8.1      DIRECTORS

         The Board of Directors of the Company currently consists of nine directors. Each director remains in office until the following annual shareholders' meeting or until the election of his or her successor, unless he or she resigns or his or her office becomes vacant as a result of his or her death, removal or any other cause.

         The following table sets forth, for each director, the name, position, municipality of residence, principal occupation, security holdings, and the period during which he or she has acted as a director:

--------------------------------------------------------------------------------------------------------------------
 NAME AND MUNICIPALITY            PRINCIPAL OCCUPATION                        DIRECTOR     NUMBER OF SUBORDINATE
      OF RESIDENCE                                                             SINCE         VOTING SHARES HELD
--------------------------------------------------------------------------------------------------------------------
Marcel Aubut                Managing Partner                                    1996               40,000
Quebec City, Quebec         Heenan Blaikie Aubut
                            (law firm)

Francis Bellido, PhD(1)     President and Chief Executive Officer               2002              --------
Beaconsfield, Quebec        Biomundis Biotechnology Investment Fund

Stormy Byorum(1)            Chief Executive Officer                             2001               12,000
New York, NY                Cori Investment Advisors, LLC
                            (strategic and financial advisory services
                            company)

Eric Dupont, PhD(2)         Executive Chairman                                  1991             4,758,413
Sainte-Petronille,          AEterna Laboratories Inc.
Ile d'Orleans, Quebec

Prof. Dr. Jurgen Engel      Chairman and Managing Director                      2003              --------
Frankfurt, Germany          Zentaris GmbH
                            Executive Vice President, Global R&D and Chief
                            Operating Officer
                            AEterna Laboratories Inc.

Gilles Gagnon               President and Chief Executive Officer               2002               3,950
Sherbrooke, Quebec         AEterna Laboratories Inc.

Pierre Laurin, PhD(2)       Executive in Residence                              1998               11,200
Verdun, Quebec              HEC Montreal
                            (management faculty of university)

Pierre MacDonald(1)(2)      President and Chief Executive Officer               2000               10,000
Verdun, Quebec              MacD Consult Inc.
                            (a consulting company)

Henri A. Roy(2)             Chairman, President and General Manager           2003(3)             --------
Montreal, Quebec            Societe generale de financement du Quebec (SGF)
                            (investment entity of the Goverment of Quebec)

(1)      Member of the Audit Committee.
(2)      Member of the Corporate Governance Committee.
(3) Mr. Roy was appointed director in order to fill a vacancy on the Corporation's Board of Directors on November 19, 2003

8.2      EXECUTIVE OFFICERS

         The table below sets forth the name, municipality of residence and the position with AEterna of each of its senior executive officers on the date hereof.

--------------------------------------------------------------------------------------------------------------------
     NAME AND MUNICIPALITY                                        PRINCIPAL OCCUPATION
         OF RESIDENCE
--------------------------------------------------------------------------------------------------------------------
Eric Dupont, PhD                                            Executive Chairman
Sainte-Petronille
Ile d'Orleans, Quebec

Gilles Gagnon                                               President and Chief Executive Officer
Sherbrooke, Quebec

Prof. Dr. Jurgen Engel                                      Executive Vice President, Global Research and
Frankfurt, Germany                                          Development and Chief Operating Officer

Dr. Eckhard Gunther                                         Vice President, Drug Discovery
Frankfurt, Germany

Mario Paradis, CA
Quebec, Quebec                                              Senior Finance Director and Corporate Secretary

Dr. Matthias Rischer                                        Vice President, Pharmaceutical Development
Frankfurt, Germany

Dennis Turpin, CA                                           Vice President and Chief Financial Officer
Quebec, Quebec

         Over the past five years, the directors and officers mentioned above have held their present principal occupation, with the exception of the following members:

         Mr. Henri A. Roy is a seasoned executive with considerable experience in directing and taking charge of challenging corporate situations. He also has extensive investment expertise of private and public capital markets. Mr. Roy has held executive positions in several key industrial sectors, both in North America and overseas. He was Senior Vice President for Cambior Inc. from 1986 until 2000. From 2001 until 2003, he acted as Chairman and Chief Executive Officer of Dolphin Telecommunications Ltd., Telesystem Europe, and HDR Capital Inc. Since 2003, Mr. Roy has served as Chairman, President and General Manager of Societe generale de financement du Quebec (SGF).

         Prof. Dr. Engel has been Chairman and Managing Director of Zentaris GmbH since January 2003. Previously, he was Chief Executive Officer of Zentaris AG after having been head of Corporate Research and Development including drug discovery, at Asta Medica AG in Frankfurt, Germany.

         Head of drug discovery at Zentaris AG since January 2001, Dr. Gunther has more than 15 years of experience in the biotechnology and biopharmaceutical industries, as a researcher as well as a manager. At Asta Medica, he was Group Leader Planning & Controlling, Research Coordination and Head of Research Coordination, before becoming Head of Medicinal Chemistry Oncology.

         Head of the Pharmaceutical Development at Zentaris since January 2001. Between 1992 and 1999, Dr. Rischer was a top executive at the multinational Asta Medica, as Head of two analytical labs in the Department of Pharmaceutical Development before becoming Head of the Department of Pharmaceutical Development Analytics. He had overall analytical responsibility for new projects for the treatment of several diseases such as cancer, diabetes, Parkinson and infertility.

         The directors and executive officers of AEterna, as a group, beneficially own or control, directly or indirectly, approximately 11% of the Subordinate Voting Shares of AEterna. The directors and executive officers of AEterna do not beneficially own any of the voting securities of Atrium or any of its subsidiaries.

ITEM 9.  ADDITIONAL INFORMATION

         Additional information, including directors' and officers' remuneration and indebtedness, the principal securityholders of the Company, options to purchase securities and interests of insiders interested in material transactions, is contained in AEterna's Management Proxy Circular dated April 23, 2004.

         Other additional financial information is provided in the Company's consolidated financial statements for the financial year ended December 31, 2003.

         When securities of the Company are in the course of a distribution pursuant to a short form prospectus, or when a preliminary short form prospectus has been filed in respect of the Company's securities, the Company will provide the following documents to any person or company requesting them to the Corporate Secretary:

1. a copy of this Annual Information Form, together with a copy of any document or the pertinent pages of any documents incorporated by reference in this Annual Information Form;

2. a copy of the comparative consolidated financial statements of the Company incorporated in its annual report for the year ended December 31, 2003, together with the accompanying auditors' report and copies of any subsequent quarterly financial statements that have been filed, if any, for any period after the end of its most recently completed financial year;

3. a copy of the management proxy circular of the Company dated April 23, 2004;

4. a copy of any other document that is incorporated by reference into the preliminary short form prospectus or the final short form prospectus and is not required to be provided under clauses 1, 2 or 3 above.

         At any other time, one copy of any documents referred to in clauses 1, 2 and 3 above shall be provided by the Company which may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of the Company.

         ALL REQUESTS FOR THE ABOVE-MENTIONED DOCUMENTS MUST BE ADDRESSED TO THE CORPORATE SECRETARY OF AETERNA LABORATORIES INC. AT 1405 BOULEVARD DU PARC-TECHNOLOGIQUE, QUEBEC CITY, QUEBEC, CANADA G1P 4P5, OR BY FAX AT (418) 652-0881.